Exhibit 1U-9

March 25, 2025

Securities and Exchange Commission

100 F Street NE

Washington D.C. 20549

Ladies and Gentlemen:

We were previously the principal accountants for PGD Eco Solutions, Inc. (the Company) and, under the date of April 12, 2024, we reported on the financial statements of the Company as of and for the years ended December 31, 2023 and 2022.

We have read the statements made by the Company, which we understand will be filed with the Securities and Exchange Commission, pursuant to Form 1-U of PGD Eco Solutions, Inc. dated March 25, 2025. We agree with the statements concerning our Firm in such Form 1-U. We have no basis to agree or disagree with other statements made in Form 1-U

Respectfully,

Goff Backa Alfera & Company, LLC

Pittsburgh, PA

March 25, 2025